Press release issued by Aldila, Inc. on June 23, 2003

                                                                    EXHIBIT 99.1

    ALDILA ANNOUNCES SIGNING OF LETTER OF INTENT TO SELL ITS INTEREST IN ITS
                           CARBON FIBER JOINT VENTURE

POWAY, CA (MARKET WIRE)--Jun 23, 2003 - Aldila, Inc. (NasdaqNM:ALDA-News) announced today that it has reached a tentative agreement, subject to conditions, and entered into a non-binding letter of intent with its joint venture partner, SGL Carbon Fibers and Composites, Inc., to sell its interest in Carbon Fiber Technology, LLC to SGL. Carbon Fiber Technology is a carbon fiber production joint venture between Aldila and SGL. The non binding letter of intent contemplates that Aldila will transfer its equity interest in CFT to SGL by the first quarter of 2006. Carbon Fiber Technology, located in Evanston, Wyoming, was established by Aldila in 1998, and SGL purchased a 50% interest in CFT in October, 1999. The transaction is subject to satisfaction of certain conditions, some of which are beyond Aldila's control, including negotiation of definitive agreements satisfactory to the parties and the requirement that SGL enter into various agreements with third parties.

Aldila expects to receive approximately $3.5 million in cash in increments following the execution of definitive agreements and liquidation of CFT's working capital, subject to the completion of certain other matters and to the satisfaction of certain conditions. AIdila and SGL would also enter into a long-term supply: agreement to provide Aldila with a fixed amount of heavy tow carbon fiber. After definitive agreements are negotiated and the value of the transaction is ascertainable, Aldila will determine and record the amount of the adjustment to the carrying value of its investment in joint venture.

This press release contains forward-looking statements based on our expectations as of the date of this press release. These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future. They are also necessarily subject to risks and uncertainties. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under "Business Risks" in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2002, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part I, Item 7, of the Form 10 K. The forward-looking statements in this press release are particularly subject to the risks that:

          - we will not be able to negotiate definitive binding agreements acceptable to both parties;
          - SGL will not reach an agreement with a third party, upon which completion of the transaction is conditioned;
          - a decrease in the amount of CFT's working capital reduce the amount available to be distributed to Aldila; and
          - the market price of carbon fiber may decline, thereby decreasing the value of the supply agreement.


Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers. Aldila also manufactures graphite hockey sticks and blades and provides the assembly operation, and composite prepreg material for its golf shaft business and external sales.


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Contact:

      Contact:  Robert J. Cierzan
      Title:    Vice President, Finance
      Voice:    848 513 1801

      Contact:  Mary Lou Coburn
      Title:    Investor Relations
      Voice:    848 513 1801